PAULSON
INVESTMENT COMPANY, LLC
VENTURE CAPITAL • INVESTMENT BANKING
MEMBER: FINRA/SIPC

January 11, 2021

STRICTLY CONFIDENTIAL

Cipherloc Corporation
6836 Bee Cave Road, Bldg. 1, S#279
Austin, TX 78746
David Chasteen, CEO

PLACEMENT AGENT AGREEMENT

This Placement Agent Agreement ("**Agreement**") is made by and between Cipherloc Corporation, a Texas corporation (the "**Company**"), and Paulson Investment Company, LLC, a Delaware limited liability company (the "**Placement Agent**"), as of the date first above written. The Company hereby engages the Placement Agent to assist the Company as its exclusive placement agent in arranging an offering of its equity securities or equity linked securities (the "**Securities**"), on terms to be determined by the parties hereto (the "**Offering**"). The terms of the Offering will be more fully described in the definitive transaction documents pertaining to the Offering, to be prepared by the Company, with the assistance of the Placement Agent. Although they are subject to change, the parties have agreed to market the Offering subject to the terms described in the Term Sheet Summary included in this Agreement as Appendix A.

NOW THEREFORE, the parties hereto based on the foregoing and the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

1. *Services*.

(a) The Placement Agent shall offer participation in the Offering to its clients and other persons with whom the Placement Agent or the Company or any of their respective officers, directors, employees or affiliates has a pre-existing business relationship and that the Placement Agent reasonably believes are "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "**Securities Act**"). Any such potential investor in the Offering, including entities controlled by or advised by the Placement Agent and their respective affiliates, that is first introduced to the Company by the Placement Agent shall be considered a qualified investor (collectively, the "**Qualified Investors**"). Additionally, all persons (natural or otherwise) who participate in the Offering shall be considered Qualified Investors for the purposes of Section 2 hereof. A list of Qualified Investors who received the Offering's definitive transaction documents (each, a "**Tail Investor**") may be provided to the Company after the final closing of the Offering upon request.

(b) The Company shall cooperate with Placement Agent in connection with and shall make available to Placement Agent such documents and other information as the Placement Agent shall reasonably request in order to satisfy its due diligence requirements. The

Company shall make members of management and other employees available to the Placement Agent as the Placement Agent shall reasonably request for purposes of satisfying Placement Agent's due diligence requirements and consummating the Offering. The Company shall also make its Chief Executive Officer, Chief Financial Officer and other key management members available to attend a reasonable number of investor presentations, as determined by Placement Agent, and shall commit such time and other resources as are reasonably necessary or appropriate to secure the reasonable and timely success of the Offering.

(c) The Company shall be responsible for the initial printing, binding and distribution, if any (Placement Agent shall not be required to print hard copies, but may use electronic documents for distribution), to the Qualified Investors of the Company's confidential offering documents referred to herein as the offering materials ("**Offering Materials**"), which shall include relevant subscription documents or securities purchase agreement and related investment materials to be used in connection with the Offering.

(d) The Placement Agent will deliver completed subscriptions to the Company prior to each closing of the Offering. The Placement Agent acknowledges that the Company may determine, in its sole discretion, whether to accept an offer of subscription to the Offering by a Qualified Investor. Notwithstanding the foregoing, unless the Company has a specific objection to any particular Qualified Investor being an equity investor or creditor of the Company (for example, the investor competes with or is affiliated with a competitor of the Company, is known to be disreputable or dishonest, or for other, legitimate investor-specific reasons), the Company shall accept offers of subscription from Qualified Investors.

2. *Compensation Payable to the Placement Agent*.

(a) The Company shall, at each closing of the Offering (each a "**Closing**"), as compensation for the services provided by the Placement Agent hereunder, pay the Placement Agent a cash commission equal to 13% of the gross proceeds received by the Company from Qualified Investors from such Closing (the "**Cash Fee**").

(b) At the final Closing of an Offering that includes the sale of shares of the Company's common stock (including as part of units), the Company shall issue the Placement Agent a warrant to purchase a number of shares of the Company's common stock (the "**PA Warrants**"), equal to 15% of the number of shares of common stock sold in the Offering. The PA Warrants shall have an exercise price equal to the offering price of the shares and will expire on the date that is ten years from the date of issuance of such PA Warrants. The PA Warrants will include a cashless exercise provision, and the PA Warrants, and shares into which the PA Warrants are exercised, will have the same registration rights as any shares issued in the Offering. Any shares issued upon exercise of the PA Warrants shall be transferred to the Placement Agent by means of the Deposit/Withdrawal At Custodian ("**DWAC**") process if the Company is then a participant in that system, provided that if such shares contain a restrictive legend, the shares will be transferred in physical certificate or such other form acceptable by the Placement Agent's broker. If the Company is or becomes a DWAC participant, the Company will agree to maintain a transfer agent that is a participant in the FAST program so long as the PA Warrants remain outstanding and exercisable. If the Company is not a DWAC participant or the Placement Agent requests a physical certificate, the Company shall issue and deliver a physical certificate representing the shares issued upon the exercise of the PA Warrants. The Company agrees that when a legal opinion is required to sell or otherwise transfer the Securities sold in the Offering, PA Warrants, or the shares of the Company's stock underlying either of them, the Company will engage counsel to issue the legal opinion and will pay for the provision of the legal opinion and any

associated costs, including fees resulting from delay in providing the legal opinion. The Placement Agent may assign PA Warrants to designees, so long as its designees are accredited investors and the designees execute certificates reasonably requested by the Company to ensure compliance with applicable securities laws. The Form of PA Warrant is provided in the form attached hereto as Exhibit A.

3. ***Term***.

(a) Unless earlier terminated as set forth herein, this Agreement will continue in full force and effect for a term expiring on August 31, 2021, unless extended by the Company and the Placement Agent (the "**Term**"). Certain provisions of this Agreement survive the termination of this Agreement as expressly provided elsewhere herein.

(b) Prior to the end of the Term, (i) the Company may terminate this Agreement immediately and without notice in the event of a material breach of this Agreement by the Placement Agent, and (ii) either party may terminate this Agreement upon 10 business days prior written notice to the other party for any reason. In the event the Company terminates this Agreement, the Placement Agent will be entitled to all applicable Cash Fees and equity compensation provided for in Section 2 hereof and the non-accountable expense fee provided for in Section 9 hereof, earned prior to such termination.

(c) If, during the Term or within the three-year period immediately following the date of termination or expiration of this Agreement (the "**Tail Period**"), the Company proposes a sale, enters into an agreement to sell, or consummates a sale of its securities (whether debt or equity) to a Tail Investor (each such action, a "**Tail Event**") for which the Placement Agent would have been entitled to the compensation set forth in Section 2 of this Agreement had the closing of the Tail Event occurred during the Term, then at the closing of each such Tail Event, the Company shall pay the Placement Agent (i) the compensation as set forth in Section 2 hereof (including the PA Warrants), in the amounts equal to the compensation that the Placement Agent would have earned from such Tail Event had the Company consummated the Tail Event prior to the termination of this Agreement, and, (ii) if the Company terminates this Agreement pursuant to Section 3(b)(ii), the Placement Agent will also be entitled to its non-accountable expense fee as contemplated by Section 9 hereof. This Section 3(c) shall survive the termination of this Agreement.

4. ***Performance***. In connection with the performance of its duties under this Agreement, the Placement Agent agrees as follows:

(a) The Placement Agent shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which the Placement Agent proposes to carry on the business contemplated by this Agreement. The Placement Agent shall not take any action or omit to take any action that would cause the Company to violate any material law or to jeopardize the availability of any applicable exemption from registration under the Securities Act or the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"). The Placement Agent is a member firm in good standing of the Financial Industry Regulatory Authority, Inc. ("**FINRA**") and has all authority and approvals needed to engage in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. The Placement Agent represents, warrants and agrees that it shall at all times provide its services under this Agreement in compliance with applicable law.

(b) The Placement Agent shall only provide the Offering Materials to potential investors and shall not make any additional statements that contain an untrue statement

of a material fact or omit to state any fact necessary to make any statement made by the Placement Agent not misleading in light of the circumstances in which such statements are made.

(c) The Placement Agent shall not provide any other information about the Company to any person or firm that, to the knowledge of the Placement Agent, is a competitor of the Company or is an officer, director, employee, affiliate or investor in a competitor of the Company.

(d) Neither the Placement Agent nor any of its representatives shall make any representation on behalf of the Company other than those contained in the Offering Materials or any additional information expressly provided by the Company to the Placement Agent for dissemination to potential investors. Neither the Placement Agent nor any of its representatives is authorized to act as the agent or representative of the Company in any capacity, except as expressly set forth herein.

(e) The Placement Agent shall use its best efforts to cause its officers, directors, employees and affiliates to comply with all of the foregoing provisions of this Section 4.

5. *Representations and Warranties of the Parties*.

(a) Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Company to the Qualified Investors in the Securities Purchase Agreement to be entered into between the Company and each Qualified Investor (the "**Securities Purchase Agreement**"), is hereby incorporated herein by reference (as though fully restated herein) and is, as of the date of this Agreement, hereby made to, and in favor of, the Placement Agent.

(b) The Placement Agent represents and warrants to the Company that:

(i) The Placement Agent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and it has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(ii) This Agreement has been duly authorized, executed and delivered by the Placement Agent and on its behalf and constitutes a valid and legally binding obligation enforceable against the Placement Agent in accordance with its terms.

(iii) The execution and delivery of this Agreement, the observance and performance hereof and the consummation of the transactions contemplated hereby and by the Offering Materials do not and will not result in any breach of, or default under, any instrument or agreement by which the Placement Agent is bound or violate any law or order directed to the Placement Agent of any court or any federal or state regulatory body or administrative agency having jurisdiction over the Placement Agent or over its property.

(iv) The Placement Agent is duly registered as a broker-dealer with the United States Securities and Exchange Commission (the "**SEC**") pursuant to the Exchange Act, and no proceeding has been initiated to revoke any of such registration; the Placement Agent is a member in good standing of FINRA; the Placement Agent is duly registered as a broker-dealer under the applicable statutes, if any, in each state in which the Placement Agent proposes to offer or sell the Securities where such registration is required; the Placement Agent shall be responsible for payment of compensation owed to any Sub-Agent, if any, which Sub-Agent, if any, must be a

member in good standing of FINRA and registered in each state where investors identified by such Sub-Agent reside.

(v) The Placement Agent has complied and will comply with all broker-dealer requirements applicable to this transaction; the Placement Agent is not in violation of any order of any court or regulatory authority applicable to it with respect to the sale of the Securities.

(vi) The Placement Agent has not taken, and will not take, any action, directly or indirectly, that may cause the Offering to fail to be entitled to exemption from applicable state securities or "blue sky" laws.

6. ***Indemnification***.

(a) The Company agrees to indemnify and hold harmless the Placement Agent, its managers, officers, directors, partners, employees, agents, legal counsel and any of its affiliates (each, a "**Placement Agent's Indemnified Party**") against any and all losses, claims, damages, liabilities and expenses (including all legal or other expenses reasonably incurred by a Placement Agent's Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in the Offering Materials or any other document furnished by the Company to the Placement Agent for delivery to or review by the Qualified Investors, or the omission or the alleged omission to state in such documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to the Qualified Investors, including the Offering Materials (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by the Placement Agent or its affiliates). The Company agrees to reimburse the Placement Agent's Indemnified Party for any documented and reasonable expenses (including reasonable and documented fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Placement Agent's Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Placement Agent's Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such Placement Agent's Indemnified Party pursuant to the provisions of this Section 6(a). In the event the Company shall be obligated to indemnify a Placement Agent's Indemnified Party in connection with any such proceeding, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the Placement Agent's Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Placement Agent's Indemnified Party of written notice of the Company's election to do so.

(b) The Placement Agent agrees to indemnify and hold harmless the Company, its managers, officers, directors, partners, employees, agents, legal counsel and its affiliates (each, a "**Company Indemnified Party**") against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by the Placement Agent or its affiliates to the Qualified Investors, or the Placement Agent's omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements

made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Placement Agent by the Company, including the Offering Materials or any other document furnished by the Company to the Placement Agent for delivery to or review by the Qualified Investors), in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Materials or other document furnished to the Placement Agent for delivery to or review by the Qualified Investors, in reliance upon and in conformity with written information furnished to the Company by the Placement Agent or its affiliates expressly for use therein, provided that the Company Indemnified Party gives the Placement Agent notice of the potential claim as promptly as reasonably practicable following the date the Company Indemnified Party is made aware or is deemed to have been made aware of the claim. The Placement Agent agrees to reimburse the Company Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such Company Indemnified Party pursuant to the provisions of this Section 6(b). The Placement Agent's obligations under this Section 6(b) shall be limited to the net amount of Cash Fees paid or payable by the Company to the Placement Agent and the amount of any expense reimbursement paid or payable by the Company to the Placement Agent under Section 9 of this Agreement, other than in the case of fraud, intentional misrepresentation or willful breach by the Placement Agent. In the event the Placement Agent shall be obligated to indemnify a Company Indemnified Party in connection with any such proceeding, the Placement Agent shall be entitled to assume the defense of such proceeding, with counsel approved by the Company Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Company Indemnified Party of written notice of the Placement Agent's election to do so.

(c) In order to provide for just and equitable contribution under the Securities Act in any case in which (i) any person entitled to indemnification under this Section 6 makes a claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such person in circumstances for which indemnification is provided under this Section 6, then, and in each such case, the Company and the Placement Agent shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion so that the Placement Agent is responsible for the proportion that the amount of commissions appearing in the Offering Materials bears to the price appearing therein, and the Company is responsible for the remaining portion; provided, that, in any such case, no person guilty of a fraudulent misrepresentation or omission (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation or omission.

(d) No indemnified party identified in Sections 6(a) and 6(b) will settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in Sections 6(a) and 6(b) without the prior written consent of the applicable indemnitor. No indemnitor identified in Sections 6(a) and 6(b) will settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any

action, claim, suit, investigation or proceeding referred to in Sections 6(a) and 6(b) without the prior written consent of the applicable indemnified party. In no event will the consent in this Section 6(d) be unreasonably withheld.

(e) The respective indemnity agreements between the Placement Agent and the Company contained in this Section 6, and the representations and warranties of the parties set forth in Section 5 or elsewhere in this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Company or Placement Agent, as the case may be, or by or on behalf of any controlling person of the Placement Agent or the Company or any such manager, partner, officer or director or any controlling person of the Company or the Placement Agent, as the case may be, and shall survive the delivery of the Securities, and any successor of the Company and of the Placement Agent, or of any controlling person of the Company or the Placement Agent, as the case may be, shall be entitled to the benefit of the respective indemnity agreements. The representations and warranties in Section 5 of this Agreement (but not the indemnities contained in Section 6 hereof) shall terminate six months after the final Closing of the Offering.

7. *Covenants*

(a) The Company covenants with the Placement Agent as follows:

(i) The Company will notify the Placement Agent promptly, and confirm the notice in writing, of the initiation by the SEC or any state securities commission of any proceeding against the Company or any members of the management team.

(ii) The Company will give the Placement Agent notice of its intention to amend or supplement the Offering Materials.

(iii) The Company will promptly notify the Placement Agent in the event any of the representations or warranties made by the Company in Section 5(a) and in the Securities Purchase Agreement are no longer true and accurate.

(iv) If any event shall occur as a result of which it is necessary, in the reasonable opinion of either or both of the Placement Agent and the Company, to amend or supplement the Offering Materials in order to make the Offering Materials not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company will forthwith amend or supplement the Offering Materials by preparing and furnishing to the Placement Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Offering Materials (in form and substance satisfactory to the Placement Agent), so that, as so amended or supplemented, the Offering Materials will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading.

(v) The Company will endeavor, in cooperation with the Placement Agent, to register (or use an exemption from registering) the Offering under the Securities Act and to qualify the offer and sale of the Securities under the applicable securities laws of such states and other jurisdictions of the United States as the Placement Agent and the Company agree to offer and sell the Securities, and will maintain such qualifications in effect for so long as may be required for the distribution of the Securities. This will include, but not be limited to preparing and filing Form D and notice filings with each state, as, if, and when appropriate.

(vi) The Company will apply the net proceeds from the sale of the Securities sold by it hereunder substantially as contemplated by the Offering Materials.

(vii) All communications by the Company with the Placement Agent shall be with the Placement Agent's President, legal counsel and/or designated investment banker(s) with respect to the Offering. The Company shall not initiate communication directly with any of the Placement Agent's brokers or the Qualified Investors (until such time as such Qualified Investors are stockholders of the Company) without the prior consent of the Placement Agent.

(viii) The Company will (A) notify the Placement Agent at least five business days prior to the closing of any Tail Event for which the Placement Agent is entitled to compensation as set forth in Section 3(c) and (B) pay the Placement Agent the compensation to which it is entitled pursuant to Section 3(c) within one business day of that closing.

(ix) The Company will provide for registration rights for the PA Warrants and the shares issuable upon exercise of the PA Warrants in the registration rights agreement to be entered into between the Company and each Qualified Investor in the Offering. Those registration rights will be at least as favorable to the Placement Agent as to the Qualified Investors in the Offering and shall extend for the term of the PA Warrants.

(x) The Company will cause the Securities Purchase Agreement to provide that any equity-based compensation to be paid to the Placement Agent shall be paid at the final Closing of the Offering.

(xi) The Company will retain a transfer agent for the Company's common stock reasonably acceptable to the Placement Agent and shall continue to retain that transfer agent for a period of at least three years after the final Closing of the Offering.

(b) The Placement Agent covenants and agrees that:

(i) It will not give any information or make any representation in connection with the Offering of Securities that is not contained in the Offering Materials.

(ii) In making any offer of Securities, the Placement Agent agrees that it will comply with the provisions of the Securities Act and the Exchange Act and the securities laws of each state, and that it and its authorized agents will offer to sell, or solicit offers to subscribe for or buy, the Securities only in those states and other jurisdictions in the United States in which such solicitations can be made in accordance with an applicable exemption from registration or qualification and in which the Placement Agent is qualified to so act. Nothing contained herein shall limit the Placement Agent from offering to sell the Securities outside the United States in compliance with applicable laws.

(iii) The Placement Agent will promptly notify the Company in the event any of the representations or warranties made by the Placement Agent in Section 5(b) are no longer true and accurate.

(iv) The Placement Agent shall maintain all broker-dealer registrations, referred to above in Section 5(b)(iv) throughout the period in which Securities are offered and sold.

(v) In the event that, on or before any Closing, the Placement Agent becomes aware of any false statement of a fact or representation in the Offering Materials, the

Placement Agent shall promptly inform the Company of such false statement of fact or representation.

(vi) The Placement Agent shall inform the Company of each date on which it first receives any subscription from prospective investors in each particular state where the Securities are offered and shall not offer the Securities for sale in any state in which the offer or sale requires prior notice or clearance from any state securities commission, bureau or agency thereon, unless the Company has confirmed that such prior notice or clearance has been made or obtained.

8. ***Confidentiality***. Except in keeping with its obligations under this Agreement, the Placement Agent will maintain in confidence and will use only for the purpose of fulfilling its obligations hereunder and will not use for its own benefit any inventions, confidential know-how, trade secrets, financial information and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. The Placement Agent will use its best efforts to prevent any unauthorized disclosure described above by others. This Section 8 will survive expiration or termination of this Agreement indefinitely.

9. ***Expenses***.

(a) The Company shall pay the Placement Agent a $35,000 cash retainer to be paid upon the execution of this Agreement. The Company will reimburse the Placement Agent for all reasonable documented expenses, including legal expenses; provided, however, that any such expenses in excess of $500.00 must be pre-approved by the Company.

(b) The Company shall pay all its expenses and costs incident to the performance of its obligations under this Agreement, including but not limited to, its legal and accounting fees and shall be responsible for payment of all federal, state "blue sky", FINRA and other filings pertaining to the Offering.

10. ***Independent Contractor; Duty Owed***.

(a) The Placement Agent shall perform its services hereunder as an independent contractor, and nothing in this Agreement shall in any way be construed to constitute the Placement Agent the agent, employee or representative of the Company. Neither the Placement Agent nor any agent acting on behalf of the Placement Agent will enter into any agreement or incur any obligations on the Company's behalf or commit the Company in any manner or make any representations, warranties or promises on the Company's behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company's prior written consent, or attempt to do any of the foregoing.

(b) The Company acknowledges that the Placement Agent is being engaged hereunder solely to provide the services described above to the Company, and that it is not acting as a fiduciary of, and shall have no duties or liabilities to, the equity holders of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

11. ***Closing***. The obligations of the Placement Agent, and the closing of the sale of the Securities in the Offering, are subject to (a) the Placement Agent's satisfactory completion of its due diligence examination of the Company; (b) the accuracy, when made and on each closing date,

of the representations and warranties on the part of the Company contained herein and in the Securities Purchase Agreement; (c) the performance by the Company of its obligations hereunder; and (d) to each of the additional terms and conditions to closing in the Securities Purchase Agreement to be entered into between the Company and each Qualified Investor.

12. ***General***.

(a) *Applicable Law and Jurisdiction*. Any disputes arising under or relating to this Agreement shall be submitted to binding arbitration in New York, New York under the auspices of FINRA Dispute Resolution. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and the Placement Agent shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses. Notwithstanding the foregoing, the Placement Agent may bring an action solely for equitable, declaratory, or injunctive relief relating to its rights and the Company's obligations under this Agreement in the federal or state courts of New York County, and the Company hereby waives any objection to the laying of venue or jurisdiction in those courts.

(b) *Covenant against Assignment*. This Agreement is personal to the parties hereto, and accordingly, except for the right to enforce the obligations under Sections 6 and 7 hereunder (which right shall inure to the benefit of the successors and assigns of the aggrieved party), neither this Agreement nor any right hereunder or interest herein may be assigned or transferred or charged by either party without the express written consent of the other.

(c) *Entire Agreement; Amendment*. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. This Agreement may not be amended, nor may any obligation hereunder be waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(d) *No Waiver*. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and will not constitute a waiver of either party's right to assert any other legal remedy available to it.

(e) *Survival*. Notwithstanding anything herein to the contrary, the covenants in Section 7(a) and the obligation to pay the compensation and expenses described in Sections 2, 3(c), 6, 7(a) and 9 will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company's obligation to pay fees herein or to reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date or upon the closing of the Offering.

(f) *Severability*. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(g) *Notices*. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Placement Agent pursuant to the

terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by email or facsimile (with receipt of appropriate confirmation) to the email address or number provided to the other party or such other address or number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing. The address for any notice is as follows: (1) if to the Company, to the address set forth above, Attention: David Chasteen; and (2) if to the Placement Agent, to Paulson Investment Company, LLC, 40 Wall St. 39th Fl. New York, NY 10005 Attention: Marta Wypych.

(h) *Counterparts*. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies or .pdf copies of signed signature pages will be deemed binding originals.

[*signature page follows*]

The parties have executed this Placement Agent Agreement as of the date first written above.

CIPHERLOC CORPORATION

By: ______________________

Name: David Chasteen

Title: CEO

PAULSON INVESTMENT COMPANY, LLC

DocuSigned by:

Marta Wypych

02420C38A2D94A7...

By: ______________________

Name: Marta Wypych

Title: Senior Managing Director

Exhibit A

Form of Placement Agent Warrant

(See attached.)

<u>Appendix A</u>

Term Sheet

(See attached.)

CONFIDENTIAL DRAFT
For Discussion Purposes Only

Cipherloc Corporation

SUMMARY OF THE PROPOSED TERMS FOR OFFERING OF COMMON STOCK AND WARRANTS

JANUARY 21, 2021

This document is a summary of some of the terms for a PIPE Offering of shares of Common Stock and Warrants (collectively, the "Securities") of Cipherloc Corporation, a Texas corporation (the "Company") to accredited investors to be identified by Paulson Investment Company, Inc. ("Paulson"). Such sale and issuance of the Securities is subject to, among other things, Paulson's due diligence review of the Company. The complete terms of the Securities and the rights of the purchasers thereof are to be set forth in definitive transaction documents for the Securities offering (the "Transaction Documents"). This term sheet does not constitute either an offer to purchase or an offer to sell the Securities.

Issuer:	Cipherloc Corporation, a Texas corporation (the ***"Company"***).
Offering Amount:	Up to $10,000,000 (Maximum Offering), provided the Board of Directors may increase the Maximum Offering amount based upon indications of interest.
Proposed Purchasers:	"Accredited Investors" as defined by Rule 501 under the Securities Act of 1933, as amended.
Minimum Subscription:	The minimum subscription amount per investor shall be $50,000. The minimum subscription may be waived in the discretion of the Company and Paulson.
Closings:	The Company may close the sale of the Securities in one or more closings with one or more purchasers acceptable to the Company (collectively, the "***Investors***").
Securities Offered:	The Securities being offered consist of one share of common stock of the Company, together with one warrant to purchase one share of common stock for a combined offering price of 80% of the market price (the "***Offering Price***").
Common Stock:	Common stock, par value $0.01 (OTC: CLOK)
Warrant:	100% warrant coverage for shares purchased. Exercise price of Warrants will be equal to 200% of the Offering Price of the Securities, which may be exercised on a cashless basis, and will expire on the 60-month anniversary of the closing. Full ratchet

9469114_2

	dilution protection.
Use of Proceeds	R&D, Sales and Marketing, PPP Loan repayment, OPEX, working capital. In excess of $5M acquisition or licensing of complementary technologies, quantum encryption R&D partnerships
The Subscription Agreement:	The purchase of the Securities would be made pursuant to a Subscription Agreement drafted by counsel to the Company. The Subscription Agreement would contain, among other things, customary representations and warranties of the Company, representations and warranties of the Securities purchasers, covenants of the Company, and restrictions on transfer of the Securities pending registration with the SEC (see "Registration Rights").
Pro-Rata Right to Participate in Future Rounds:	All Investors shall have a pro rata right, based on their percentage equity ownership in the Company, to participate in subsequent issuances of equity securities of the Company for a period of 1 year following Closing.
Registration Rights	All shares of Common Stock included in the Securities, together with the shares of Common Stock underlying the Warrants included in the Securities, shall be deemed "***Registrable Securities***." All expenses of registration will be borne by the Company. Within [10] days of Closing, Company shall file a registration statement registering the resale from time to time of all the Registrable Securities and shall use its commercially reasonable best efforts to cause such registration statement to be declared effective within [60] days of Closing. The Company shall use its commercially reasonable best efforts to maintain the effectiveness and availability of such registration statement until such time as holders of Registrable Securities can sell them pursuant to Rule 144 without restriction. If the Company fails to use commercially reasonable best efforts to file a registration statement, cause it to be declared effective or maintain the effectiveness thereof, then holders of Securities shall be entitled liquidated damages in the amount of [2%] of the subscription amount for each month, or portion thereof, during which the registration statement is unavailable, until such time as the securities may be sold pursuant to Rule 144 without restriction.

Restrictions on Further Issuances	For a period of 120 days following closing, and in no event prior to the registration of the Registrable Securities, the Company shall not offer, sell or issue any Common Stock, Common Stock equivalents or securities convertible in to, or exercisable for, Common Stock. From and after the Closing and until the Warrants expire, the Company shall not enter into any variable rate transaction.
Insider Lock-up:	The Company's Directors, Officers of the Company's Common Stock shall agree not to sell or transfer any Common Stock held immediately before the Closing Date for a period of up to 180 days following the Closing.
Conditions to Closing	Standard conditions to Closing, including, among other things, (i) satisfactory completion of financial and legal due diligence prior to the initial Closing, (ii) compliance with applicable Blue-Sky laws in connection with each Closing, (iii) an opinion of counsel to the Company at each Closing, (iv) raising of the Minimum Offering amount; (v) delivery of officer certificates in form reasonably satisfactory to Placement Agent and its counsel.
Placement Agent:	Paulson Investment Company, LLC
Agent Compensation:	13% cash fee, 15% warrant coverage, 10-year term, cashless, exercise price equals Offering Price. The Company shall pay Placement Agent a $35,000 non-accountable expense fee to be paid upon the execution of the Placement Agent Agreement.